Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN

Jenkintown, PA (January 14, 2010) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), announced today that it will commence a share repurchase program for up to 5% of its outstanding shares, or 1,048,603 shares. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending on market conditions and other factors over a one-year period. Repurchases are expected to begin no sooner than two business days after the release of the Company’s results of operations for the quarter and year ended December 31, 2009. The initiation of this share repurchase plan, the Company’s fourth such plan, follows the completion of our third share repurchase plan in January 2010, under which we repurchased 1,104,168 shares or 5% of the then outstanding shares.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “With the price of our stock continuing to trade below our book value, our Board of Directors and our management believe that it is to the benefit of the Company and our shareholders to initiate another stock buyback at this time. We believe that, in light of our strong capital position, the new share repurchase plan approved by the Board will benefit our shareholders by improving the Company’s return on equity and earnings per share.”

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of September 30, 2009, Abington Bancorp had $1.23 billion in total assets, $817.7 million in total deposits and $221.5 million in stockholders’ equity.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.